Exhibit 99.1

CoTherix Reports Second Quarter Results

South San Francisco, Calif., August 2, 2006 — CoTherix, Inc. (Nasdaq: CTRX) today reported results for the second quarter ended June 30, 2006. Net product sales for Ventavis® (iloprost) Inhalation Solution in the second quarter of 2006 were $16.2 million, up 12 percent from the previous quarter.

“We’re pleased with the solid results for the second quarter, which gives us confidence in reiterating our revenue guidance of $65.0 to $70.0 million for the year,” said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. “The Company has made significant progress during the quarter, most notably with the in-licensing of fasudil, which we believe provides us with an entire pipeline within a single compound. We look forward to moving this important asset forward into clinical development for PAH and stable angina as well as exploring its utility for broader indications.”

Second Quarter Accomplishments

•	Reported net product sales of $16.2 million, a 12 percent increase over the first quarter.

•	Licensed exclusive rights from Asahi Kasei Pharma Corporation to develop and commercialize oral and inhaled formulations of fasudil for the treatment of pulmonary arterial hypertension (PAH) and oral formulations for stable angina in North America and Europe. The Company also secured an option to obtain rights to all other indications except eye diseases and stroke.

•	Initiated enrollment in the REVEAL Registry™. The REVEAL Registry is the first clinical registry designed to track and study the clinical course and medical management of PAH.

•	Completed enrollment in a Phase II clinical trial to evaluate the use of Ventavis for pulmonary hypertension associated with idiopathic pulmonary fibrosis. Top line results from the trial are expected to be announced by the end of 2006.

•	Appointed Dr. Abhay Joshi as Executive Vice President and Chief Technical Officer.

Financial Results

On a GAAP basis the Company reported a net loss of $10.9 million, or $0.38 per share, in the second quarter of 2006, as compared to a net loss of $6.3 million, or $0.26 per share, for the same period in 2005. On January 1, 2006, the Company began reporting employee stock-based compensation expense in its GAAP results pursuant to SFAS123(R). Excluding the non-cash impact of stock-based compensation expenses recorded in the second quarter of 2006 and amortization of deferred stock compensation recorded in the second quarter of 2005, the Company reported a non-GAAP net loss of $8.9 million, or $0.31 per share, in the second quarter of 2006 compared to a non-GAAP net loss of $5.3 million, or $0.22 per share in the comparable period in 2005. The Company believes this non-GAAP financial information is useful in providing a better understanding of its operating performance.

Operating expenses for the second quarter of 2006, including cost of product sales, acquired product rights and non-cash stock-based compensation expenses, were $28.3 million, compared to $10.9 million for the comparable period in 2005.

Cost of product sales (COPS) for the second quarter of 2006 was $4.2 million, or 26% of net product sales, for a gross margin of 74%. This compares to COPS of $1.3 million, or 32% of net product sales, or a gross margin of 68%, in the second quarter of 2005. For the current quarter, the Company’s gross margin was higher than anticipated primarily due to the shipment of a portion of the previously written-down larger ampules of Ventavis. If it were not for the impact of shipping these larger ampules, which had no associated product costs, the Company’s gross margin for the quarter would have been lower by $262,000, or approximately 2% of net product sales.

Acquired product rights for the second quarter of 2006 were $8.25 million in connection with the in-licensing of fasudil from Asahi.

Research and development expenses were $6.0 million for the second quarter of 2006, compared to $3.1 million in the same period of 2005. This increase was principally due to clinical trial activities and an increase in personnel costs in 2006.

Selling, general and administrative expenses were $9.9 million for the second quarter of 2006, compared to $6.4 million in the same period of 2005. The increase in the second quarter of 2006 was primarily attributable to higher costs associated with the commercialization of Ventavis, the REVEAL Registry, general corporate infrastructure growth and internal costs related to securing the fasudil license. In addition, non-cash, stock-based compensation expenses included therein increased to $1.4 million from $616,000 in the same period of 2005.

As of June 30, 2006, CoTherix had cash, cash equivalents and securities available-for-sale of $88.5 million, a decrease of $9.4 million from March 31, 2006. This decrease included $8.25 million paid to Asahi in connection with the fasudil license. The Company also made a one-time payment of $500,000 in the first quarter of 2006 to Asahi related to the negotiation of the fasudil license, resulting in total payments to Asahi in the first six months of 2006 of $8.75 million.

Financial Outlook

CoTherix continues to expect that Ventavis net product sales in 2006 will be between $65.0 million and $70.0 million. The Company’s gross margin for 2006 is expected to be between 71% and 73% of net product sales. Cost of product sales includes royalties to and the purchase of product from Schering AG, amortization of acquired product rights and various distribution costs. Selling, general and administrative and research and development expenses are expected to be between $91.0 million and $98.0 million. This includes the $8.75 million in acquired product rights related to fasudil and non-cash SFAS123(R) stock option expenses of between $8.0 million and $9.0 million. Total cash and cash equivalents and securities available-for-sale are currently estimated to be between $55.0 million and $65.0 million at the end of 2006. Estimates of cash usage in the second half of 2006 include the $4.0 million revenue milestone to Schering AG that was paid in July 2006.

CoTherix’s management team will host a conference call to review its operating results for the second quarter ended June 30, 2006. A live webcast of the conference call on Wednesday, August 2, 2006 at 2:00 p.m. PT can be accessed by visiting the Investor Relations section of the Company’s website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 309-2906 or international: (706) 634-0903. The passcode for both domestic and international callers is 3236605. A replay of the conference call will be available until midnight PT on August 9, 2006 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both domestic and international callers is 3236605. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.cotherix.com until 5:00 p.m. Pacific Time on August 16, 2006.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiovascular disease. CoTherix currently markets Ventavis® (iloprost) Inhalation Solution in the United States for the treatment of PAH (WHO Group I). The Company is also developing fasudil, a rho-kinase inhibitor, for the treatment of PAH and stable angina. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG. More information can be found at www.cotherix.com or www.4ventavis.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding CoTherix’s expectations, beliefs, hopes, goals, plans, intentions, initiatives or strategies, including statements regarding the clinical development of fasudil and its utility for broader indications, 2006 financial guidance on net product sales, gross margins, operating expenses, non-cash SFAS123(R) stock option expenses, research and development and selling, general and administrative expenses, and the Company’s expected levels of cash and investments at the end of 2006. All forward-looking statements included in this press release are based upon information available to CoTherix as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. CoTherix’s actual results and other events could differ materially from its expectations. Factors that could cause or contribute to such differences include, among other things, CoTherix’s ability to increase sales of Ventavis; PAH patient market size and market adoption of Ventavis by physicians and patients; difficulties and delays in developing, testing, obtaining regulatory approval of, and producing and marketing fasudil for the treatment of pulmonary hypertension and stable angina and any other products; determinations by regulatory, patent and administrative government authorities; competition from other pharmaceutical or biotechnology companies; and other factors discussed in the “Risk Factors” section of CoTherix’s Quarterly Report on Form 10-Q for the period ended March 31, 2006 filed with the Securities and Exchange Commission.

CoTherix, Inc.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
(unaudited)	2006	2005	2006	2005
Product sales, net	$16,223	$4,141	$30,676	$4,486

Operating expenses:
Cost of product sales	4,155	1,305	7,798	1,621
Acquired product rights	8,250	—	8,750	—
Research and development	5,970	3,119	11,489	5,976
Selling, general and administrative	9,903	6,435	19,716	11,929

Total operating expenses	28,278	10,859	47,753	19,526

Loss from operations	(12,055)	(6,718)	(17,077)	(15,040)
Interest income, net	1,131	435	2,240	652

Net loss	$(10,924)	$(6,283)	$(14,837)	$(14,388)

Basic and diluted net loss per share	$(0.38)	$(0.26)	$(0.52)	$(0.63)

Weighted average shares used to compute basic and diluted net loss per share	28,603,971	23,887,250	28,546,372	22,818,663

____________

(1)     On January 1, 2006, the Company adopted SFAS123(R) and recorded stock-based employee compensation expense during the three and six months ended June 30, 2006. Prior to the adoption of SFAS123(R), the company recorded stock-based employee compensation expense as amortization of deferred stock compensation. The following is a reconciliation of our GAAP and non-GAAP net loss:

Net loss (GAAP)	$(10,924)	$(6,283)	$(14,837)	$(14,388)
Stock-based employee compensation expense:
Stock-based compensation, SFAS123(R):
Research and development	572	—	1,052	—
Selling, general and administrative	1,441	—	2,629	—

Total	2,013	—	3,681	—
Amortization of deferred stock compensation:
Research and development	—	404	—	813
Selling, general and administrative	—	616	—	1,261

Total	—	1,020	—	2,074

Net loss excluding stock-based employee compensation (Non-GAAP)	$(8,911)	$(5,263)	$(11,156)	$(12,314)

Basic and diluted net loss per share, excluding stock-based employee compensation expense (Non-GAAP)	$(0.31)	$(0.22)	$(0.39)	$(0.54)

(2)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

CoTherix, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$14,434	$25,865
Securities available-for-sale	74,083	76,965
Interest receivable	779	965
Accounts receivable, net of allowance	4,298	2,390
Inventory	3,819	510
Prepaids and other current assets	2,147	2,216

Total current assets	99,560	108,911

Restricted cash	47	95
Property and equipment, net	1,888	1,572
Other long term assets	34	-
Acquired product rights, net	11,611	8,100

Total assets	$113,140	$118,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$15,241	$10,178
Long-term liabilities	153	197
Total stockholders’ equity	97,746	108,303

Total liabilities and stockholders’ equity	$113,140	$118,678

____________

(1)	The condensed balance sheet as of December 31, 2005 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.

Investor and Media Contact:

CoTherix, Inc.

Anne Bowdidge

Senior Director of Investor Relations

650-808-6551